Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-1 of Social Reality, Inc. of our report dated March 15, 2016, with respect to the consolidated balance sheets of Social Reality, Inc. as of December 31, 2015 and 2014 and the related consolidated statements of operations, statements of stockholders' equity, and cash flows for the years ended December 31, 2015 and 2014.

RBSM LLP

New York, New York
March 25, 2016